EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Form S-8 under the Securities Act of 1933 of Palomar Enterprises, Inc., covering the Employee Stock Incentive Plan for the Year 2004 and the Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2004 of Palomar Enterprises, Inc., of our independent auditor's report dated March 20, 2002, relating to the statement of operations, changes in stockholders' equity and cash flows of Palomar Enterprises, Inc. (a Nevada corporation and a development stage company) for the year ended December 31, 2001, which appears in the 2002 Annual Report on Form 10-KSB of Palomar Enterprises, Inc.


                                           /s/ S. W. Hatfield, CPA
                                           ----------------------------
                                           S. W. HATFIELD, CPA
Dallas, Texas
February 11, 2004